Exhibit 99.1

DuPont Fabros Technology, Inc. 1212 New York Avenue, NW Suite 900 Washington, DC 20005 www.dft.com

NEWS

Christopher Warnke Manager, Investor Relations 202-478-2330 cwarnke@dft.com

FOR IMMEDIATE RELEASE

MONDAY, MARCH 26, 2012

DUPONT FABROS TECHNOLOGY, INC.

INCREASES UNSECURED REVOLVING CREDIT FACILITY

WASHINGTON, DC – March 26, 2012 – DuPont Fabros Technology, Inc. (NYSE: DFT) today announced that the Company increased its unsecured revolving credit from $100 million to $225 million. The amended facility has a new maturity date of March 21, 2016, and includes a one-year extension option that is exercisable upon the payment of an extension fee and the satisfaction of certain other customary conditions. The interest rate on the amended facility is LIBOR plus 1.85% based on the Company’s current indebtedness. The key terms of the credit facility remain in full force and effect. As of the date of this release, there are no borrowings under this facility.

Mark L. Wetzel, Chief Financial Officer and Treasurer of the Company, stated “We are pleased to have increased the facility. This amendment provides us with a lower interest rate, extends our maturity date and allows us the ability to fully fund and complete one of the next phases of our development pipeline. In addition, we expanded relationships with several banks.”

About DuPont Fabros Technology, Inc.

DuPont Fabros Technology, Inc. (NYSE: DFT) is a real estate investment trust (REIT) and leading owner, developer, operator and manager of wholesale data centers. The Company’s data centers are highly specialized, secure, network-neutral facilities used primarily by national and international Internet and enterprise companies to house, power and cool the computer servers that support many of their most critical business processes. DuPont Fabros Technology, Inc. is headquartered in Washington, DC. For more information, please visit www.dft.com.

# # #